Exhibit 99.1

WeWork Announces New SoftBank Appointment, David Tolley, to Board of Directors

NEW YORK, NY – February 7, 2023 – WeWork Inc. (NYSE: WE), the leading global flexible space provider, today announced that David Tolley, Board Member and former Chief Financial Officer at Intelsat S.A., has been appointed to the WeWork Board of Directors, effective February 2, 2023. Mr. Tolley succeeds Kirthiga Reddy, CEO, Virtualness, and President, Athena Technology II, who had served on WeWork’s Board since February 2020.

David Tolley brings over 25 years of experience creating and executing strategies that increase corporate valuation, cash flow, and revenue. He most recently served as Chief Financial Officer at Intelsat S.A. from 2019 to 2022. Over the course of his career, Mr. Tolley has also served as Chief Financial Officer of OneWeb, Senior Advisor to Stonepeak Infrastructure Partners, and as a Vice President in the Investment Banking Division of Morgan Stanley. Mr. Tolley was also a private equity partner at Blackstone from 2000 to 2011, where he focused on satellite services, broadcasting and newspaper strategy and investments. He previously served as a member of the Board of Directors of ExteNet Systems, Cumulus Media, Beechcraft, Gold Toe, Freedom Communications, Montecito Broadcast Group, New Skies Satellites, Centennial Communications and currently serves on the Board of Directors of Digital Bridge and KVH Industries. He holds a Master of Business Administration from Columbia Business School and a Bachelor of Arts in Economics & History from the University of Michigan.

“As we continue our disciplined and strategic approach to strengthening our business and balance sheet we welcome David’s partnership and insights to the Board,” said Sandeep Mathrani, WeWork’s CEO and Chairman. “I also want to thank Kirthiga for her partnership over the last three years. She has brought refreshing insights from her vast experience building high-growth global businesses which have been of significant benefit to the Board and the Executive team. I am so grateful for her commitment over the last three years.”

“WeWork has established itself as a resilient industry leader — redefining how and where people work in an ever-changing post-pandemic environment,” said David Tolley. “I am excited to partner with WeWork’s Board of Directors and the executive team as they efficiently drive the company to profitability, and position WeWork for long-term success.”

“I joined the Board at the start of the business turnaround as a passionate believer in the brand, the people and the business. That belief has only strengthened during my time at WeWork,” said Kirthiga Reddy. “The creativity, dedication and resilience of the WeWork team has impressed me day in, and day out. As the company turns the corner to profitability, I take away many lessons on focus, discipline and a culture-first approach. I am confident that, with the strong leadership of the Executive team, they can achieve their goals and deliver the future of flexible work.”

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About WeWork

WeWork Inc. (NYSE: WE) was founded in 2010 with the vision to create environments where people and companies come together and do their best work. Since then, we’ve become the leading global flexible space provider committed to delivering technology-driven turnkey solutions, flexible spaces, and community experiences. For more information about WeWork, please visit us at wework.com.

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Contacts:

Media for WeWork

Nicole Sizemore

press@wework.com

Media for SoftBank

Kristin Schwarz

SoftBank Investment Advisers

kristin.schwarz@softbank.com

Corporate Communications Office

SoftBank Group Corp.

sbpr@softbank.co.jp

Hannah Dunning

FGS Global

SoftBank@FGSGlobal.com

Investor Relations for WeWork

Kevin Berry

investor@wework.com

Source: WeWork

Category: Investor Relations